                                                                   Exhibit 10.18

                              EMPLOYMENT AGREEMENT
                           THE PRINCETON REVIEW, INC.

         This Employment Agreement is between Mark Chernis ("Chernis") and The Princeton Review, Inc. ("TPR"), and is subject to the current terms of the Executive Compensation Policy Statement, which is attached as Exhibit A (the "Policy Statement"). Terms may be defined in The Princeton Review Glossary. This Agreement supersedes any previous employment agreement.

1.   Job Description: Chernis shall serve as Chief Operating Officer (COO) of
     TPR.

2. Compensation TPR shall pay Chernis $257,500 per year increasing at 3% per year. Further, TPR will give an annual bonus of $50,000 and an annual performance bonus of up to 50% of base salary, based on performance.

3. Stock Option Grant: In addition to Stock previously issued, TPR hereby grants Chernis an option to purchase 300,000 shares of Series B Common Stock, at a $6.25 strike price, vesting quarterly over the next four years.

4. Term: This Agreement has an initial two-year term, which will automatically be extended for additional two-year periods on each anniversary of the effective date until (i) Chernis voluntarily terminates employment or (ii) TPR gives contrary written notice to Chernis at least 6 months prior to the anniversary date.

5. Disability: In Paragraph 4.2 of Exhibit A, the aggregating period shall be 180 days.

6. Severance Payments and Benefits: If TPR terminates Chernis's employment without cause under Section 4.1 of the Policy Statement or does not renew the Agreement under Section 3.1, then, in addition to the payments provided under Section 5.1, but in lieu of the payments provided under Section 5.3, TPR will his annual base salary for an additional eighteen months following termination. In addition, Chernis will be entitled to reimbursement of COBRA payments to maintain medical and dental insurance for 18 months.

7. Spite: Remedies available to TPR under Section 2.4.2 shall not include repayment of stock option appreciation.

8. Right to a vehicle: Company will continue to cover the expenses for a leased vehicle and parking. Vehicle lease cost shall not exceed $400 per month.

9. Loan: At Chernis's request, after April 1st, 2001, unless TPR has gone public, TPR will lend to Chernis on a fully non-recourse basis up to an aggregate principal amount of $500,000. This loan shall accrue interest at the prime rate, have a term of 8 years, and require no payment of principal or interest for the first four years of the term, Thereafter, the loan shall be paid back over 4 years in equal annual installments. TPR may hold as collateral Chernis's TPR Stock valued (based upon TPR's Agreed Value) at up to 250% of the outstanding loan principal.

10. Right to be connected: Chernis will be provided with a cell phone and personal computer.

Agreed to this April 27th, 2000.


/s/ John Katzman                                     /s/ Mark Chernis
---------------------------                          --------------------------
John Katzman                                         Mark Chernis
Chief Executive Officer